Exhibit 99.1

32301 Woodward Ave. Royal Oak, MI 48073 www.agreerealty.com FOR IMMEDIATE RELEASE

Agree Realty Corporation Reports Fourth Quarter and Full Year 2024 Results

Provides Initial 2025 AFFO Per Share Guidance of $4.26 to $4.30

Royal Oak, MI, February 11, 2025 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter and full year ended December 31, 2024. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Fourth Quarter 2024 Financial and Operating Highlights:

▪	Invested approximately $371 million in 127 retail net lease properties
▪	Commenced eight development or Developer Funding Platform (“DFP”) projects for total committed capital of approximately $45 million
▪	Net Income per share attributable to common stockholders decreased 5.7% to $0.41
▪	Core Funds from Operations (“Core FFO”) per share increased 3.5% to $1.02
▪	Adjusted Funds from Operations (“AFFO”) per share increased 4.7% to $1.04
▪	Declared a December monthly dividend of $0.253 per common share, a 2.4% year-over-year increase
▪	Completed a forward equity offering of 5.1 million shares of common stock, including the underwriters' option to purchase additional shares, raising anticipated net proceeds of approximately $368 million
▪	Sold 0.7 million shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $55 million
▪	Settled 3.7 million shares of outstanding forward equity for net proceeds of approximately $228 million
▪	Balance sheet well positioned at 3.3 times proforma net debt to recurring EBITDA; 4.9 times excluding unsettled forward equity

Full Year 2024 Financial and Operating Highlights:

▪	Invested approximately $951 million in 282 retail net lease properties
▪	Commenced 25 development or DFP projects for total committed capital of approximately $115 million
▪	Net Income per share attributable to common stockholders increased 4.8% to $1.78
▪	Core FFO per share increased 3.7% to $4.08
▪	AFFO per share increased 4.6% to $4.14
▪	Declared dividends of $3.00 per share, a 2.8% year-over-year increase
▪	Achieved upgraded credit rating of BBB+ from S&P Global Ratings with a stable outlook
▪	Raised approximately $1.1 billion of forward equity via the Company's ATM program and an overnight offering
▪	Completed a public bond offering of $450 million of senior unsecured notes due 2034 at an all-in rate of 5.65%
▪	Expanded senior unsecured revolving credit facility (the “Credit Facility”) to $1.25 billion while reducing pricing and extending the maturity date to August 2029 inclusive of extension options
▪	Ended the year with liquidity of over $2.0 billion including availability on the Credit Facility, outstanding forward equity, and cash on hand

Financial Results

Net Income Attributable to Common Stockholders

Net Income for the three months ended December 31, 2024 decreased 1.6% to $43.4 million, compared to Net Income of $44.1 million for the comparable period in 2023. Net Income per share for the three months ended December 31st decreased 5.7% to $0.41, compared to Net Income per share of $0.44 for the comparable period in 2023.

Net Income for the twelve months ended December 31, 2024 increased 11.8% to $181.8 million, compared to Net Income of $162.5 million for the comparable period in 2023. Net Income per share for the twelve months ended December 31st increased 4.8% to $1.78, compared to Net Income per share of $1.70 for the comparable period in 2023.

Core FFO

Core FFO for the three months ended December 31, 2024 increased 7.9% to $107.6 million, compared to Core FFO of $99.7 million for the comparable period in 2023. Core FFO per share for the three months ended December 31st increased 3.5% to $1.02, compared to Core FFO per share of $0.99 for the comparable period in 2023.

Core FFO for the twelve months ended December 31, 2024 increased 10.7% to $416.7 million, compared to Core FFO of $376.5 million for the comparable period in 2023. Core FFO per share for the twelve months ended December 31st increased 3.7% to $4.08, compared to Core FFO per share of $3.93 for the comparable period in 2023.

AFFO

AFFO for the three months ended December 31, 2024 increased 9.1% to $109.5 million, compared to AFFO of $100.3 million for the comparable period in 2023. AFFO per share for the three months ended December 31st increased 4.7% to $1.04, compared to AFFO per share of $1.00 for the comparable period in 2023.

AFFO for the twelve months ended December 31, 2024 increased 11.6% to $422.8 million, compared to AFFO of $378.7 million for the comparable period in 2023. AFFO per share for the twelve months ended December 31st increased 4.6% to $4.14, compared to AFFO per share of $3.95 for the comparable period in 2023.

Dividend

In the fourth quarter, the Company declared monthly cash dividends of $0.253 per common share for each of October, November and December 2024. The monthly dividends declared during the fourth quarter reflect an annualized dividend amount of $3.036 per common share, representing a 2.4% increase over the annualized dividend amount of $2.964 per common share from the fourth quarter of 2023. The dividends represent payout ratios of approximately 74% of Core FFO per share and 73% of AFFO per share, respectively.

For the twelve months ended December 31, 2024, the Company declared monthly cash dividends totaling $3.00 per common share, representing a 2.8% increase over the dividends of $2.919 per common share declared for the comparable period in 2023. The dividends represent payout ratios of approximately 74% of Core FFO per share and 73% of AFFO per share, respectively.

Subsequent to year end, the Company declared a monthly cash dividend of $0.253 per common share for each of January and February 2025. The monthly dividend reflects an annualized dividend amount of $3.036 per common share, representing a 2.4% increase over the annualized dividend amount of $2.964 per common share from the first quarter of 2024. The January dividend is payable on February 14, 2025 to stockholders of record at the close of business on January 31, 2025. The February dividend is payable on March 14, 2025 to stockholders of record at the close of business on February 28, 2025.

Additionally, subsequent to year end, the Company declared a monthly cash dividend for each of January and February 2025 on its 4.25% Series A Cumulative Redeemable Preferred Stock of $0.08854 per depositary share, which is equivalent to $1.0625 per annum. The January dividend was paid on February 3, 2025, and the February dividend is payable on March 3, 2025 to stockholders of record at the close of business on February 21, 2025.

Earnings Guidance

The table below provides estimates for significant components of our 2025 earnings guidance. In addition, the AFFO per share guidance range includes an estimate for the dilutive impact of the Company’s outstanding forward equity calculated in accordance with the treasury stock method.

2025 Guidance
AFFO per share(1)	$4.26 to $4.30
General and administrative expenses (% of adjusted revenue)(2)	5.6% to 5.9%
Non-reimbursable real estate expenses (% of adjusted revenue)(2)	1.0% to 1.5%
Income and other tax expense	$3 to $4 million
Investment volume	$1.1 to $1.3 billion
Disposition volume	$10 to $50 million

The Company’s 2025 guidance is subject to risks and uncertainties more fully described in this press release and in the Company’s filings with the Securities and Exchange Commission.

(1)	The Company does not provide guidance with respect to the most directly comparable GAAP financial measure or provide reconciliations to GAAP from its forward-looking non-GAAP financial measure of AFFO per share guidance due to the inherent difficulty of forecasting the effect, timing and significance of certain amounts in the reconciliation that would be required by Item 10(e)(1)(i)(B) of Regulation S-K. Examples of these amounts include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions or developments. In addition, certain non-recurring items may also significantly affect net income but are generally adjusted for in AFFO. Based on our historical experience, the dollar amounts of these items could be significant, and could have a material impact on the Company’s GAAP results for the guidance period.
(2)	Adjusted revenue excludes the impact of the amortization of above and below market lease intangibles.

CEO Comments

"We are very pleased with our performance this past year as we remained disciplined capital allocators during a period of dislocation, and then preemptively equitized our balance sheet raising $1.1 billion of forward equity," said Joey Agree, President and Chief Executive Officer. "We enter this year in an enviable position with over $2 billion of liquidity and attractive investment opportunities across all three external growth platforms. Given our leading portfolio, fortress balance sheet, and strong pipeline, we are confident in our ability to achieve our AFFO per share guidance for full-year 2025."

Portfolio Update

As of December 31, 2024, the Company’s portfolio consisted of 2,370 properties located in all 50 states and contained approximately 48.8 million square feet of gross leasable area. At year end, the portfolio was 99.6% leased, had a weighted-average remaining lease term of approximately 7.9 years, and generated 68.2% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the fourth quarter, the Company acquired six ground leases for an aggregate purchase price of approximately $41.6 million, representing 10.5% of annualized base rents acquired.

As of December 31, 2024, the Company’s ground lease portfolio consisted of 229 leases located in 36 states and totaled approximately 6.3 million square feet of gross leasable area. Properties ground leased to tenants represented 10.9% of annualized base rents.

At year end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 9.6 years, and generated 88.2% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the fourth quarter was approximately $341.5 million and included 98 properties net leased to leading retailers operating in sectors including auto parts, off-price retail, farm and rural supply, home improvement, tire and auto service, and crafts and novelties. The properties are located in 30 states and leased to tenants operating in 20 sectors.

The properties were acquired at a weighted-average capitalization rate of 7.3% and had a weighted-average remaining lease term of approximately 12.3 years. Approximately 73.3% of annualized base rents acquired were generated from investment grade retail tenants.

For the twelve months ended December 31, 2024, total acquisition volume was approximately $866.6 million. The 242 acquired properties are located in 44 states and leased to tenants who operate in 27 retail sectors. The properties were acquired at a weighted-average capitalization rate of 7.5% and had a weighted-average remaining lease term of approximately 10.4 years. Approximately 65.6% of annualized base rents were generated from investment grade retail tenants.

Dispositions

During the fourth quarter, the Company sold eight properties for gross proceeds of approximately $32.0 million. The dispositions were completed at a weighted-average capitalization rate of 7.4%.

During the twelve months ended December 31, 2024, the Company sold 26 properties for gross proceeds of approximately $98.4 million. The dispositions were completed at a weighted-average capitalization rate of 6.7%.

The Company's disposition guidance for 2025 is between $10 million and $50 million.

Development and Developer Funding Platform

During the fourth quarter, the Company commenced eight development or DFP projects, with total anticipated costs of approximately $45.1 million. Construction continued during the quarter on 14 projects with anticipated costs totaling approximately $66.6 million. The Company completed nine projects during the quarter with total costs of approximately $30.5 million.

For the twelve months ended December 31, 2024, the Company had 41 development or DFP projects completed or under construction with anticipated total costs of approximately $179.9 million. The projects are leased to leading retailers including TJX Companies, Burlington, Starbucks, 7-Eleven, Gerber Collision, and Sunbelt Rentals.

The following table presents estimated costs for the Company's active or completed development or DFP projects as of December 31, 2024:

Twelve Months Ended December 31, 2024
Number of Projects	41
Costs Funded to Date	$120,084
Remaining Funding Costs	59,842
Anticipated Total Project Costs	$179,926

Development and DFP project costs are in thousands. Any differences are the result of rounding.

Leasing Activity and Expirations

During the fourth quarter, the Company executed new leases, extensions or options on approximately 538,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 46,000-square foot Best Buy in Tucson, Arizona, and a 19,000-square foot Tractor Supply in Bristol, Virginia.

For the twelve months ended December 31, 2024, the Company executed new leases, extensions or options on approximately 2.0 million square feet of gross leasable area throughout the existing portfolio.

As of December 31, 2024, the Company’s 2025 lease maturities represented 1.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of December 31, 2024, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent (1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area
2025	41	$7,660	1.2%	820	1.7%
2026	122	26,117	4.2%	2,648	5.5%
2027	166	37,851	6.1%	3,538	7.3%
2028	175	45,848	7.4%	4,085	8.4%
2029	207	64,977	10.5%	6,270	12.9%
2030	297	63,787	10.3%	5,070	10.4%
2031	190	44,758	7.2%	3,286	6.8%
2032	243	50,903	8.2%	3,742	7.7%
2033	212	48,454	7.8%	3,825	7.9%
2034	201	45,363	7.3%	2,930	6.0%
Thereafter	698	185,003	29.8%	12,364	25.4%
Total Portfolio	2,552	$620,721	100.0%	48,578	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of December 31, 2024, but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of December 31, 2024, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2024:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$38,460	6.2%
Tractor Supply	30,800	5.0%
Dollar General	28,115	4.5%
Best Buy	21,130	3.4%
TJX Companies	19,614	3.2%
CVS	19,599	3.2%
Hobby Lobby	18,200	2.9%
Dollar Tree	18,170	2.9%
Lowe's	17,884	2.9%
O'Reilly Auto Parts	17,798	2.9%
Kroger	17,102	2.8%
Gerber Collision	15,039	2.4%
7-Eleven	14,164	2.3%
Burlington	14,019	2.3%
Sunbelt Rentals	13,887	2.2%
Sherwin-Williams	11,809	1.9%
Home Depot	10,680	1.7%
Wawa	9,916	1.6%
Other(2)	284,335	45.7%
Total Portfolio	$620,721	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all the Company’s retail sectors as of December 31, 2024:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery Stores	$57,424	9.2%
Home Improvement	56,977	9.2%
Tire and Auto Service	50,125	8.1%
Convenience Stores	46,546	7.5%
Dollar Stores	45,076	7.3%
Auto Parts	39,893	6.4%
Off-Price Retail	38,579	6.2%
General Merchandise	33,904	5.5%
Farm and Rural Supply	32,572	5.2%
Consumer Electronics	24,581	4.0%
Pharmacy	24,550	4.0%
Crafts and Novelties	20,519	3.3%
Discount Stores	15,808	2.5%
Warehouse Clubs	15,742	2.5%
Health Services	15,297	2.5%
Equipment Rental	14,943	2.4%
Dealerships	13,346	2.1%
Restaurants - Quick Service	11,581	1.9%
Health and Fitness	11,276	1.8%
Sporting Goods	7,345	1.2%
Financial Services	7,187	1.2%
Specialty Retail	6,919	1.1%
Restaurants - Casual Dining	5,704	0.9%
Theaters	3,854	0.6%
Shoes	3,803	0.6%
Pet Supplies	3,783	0.6%
Home Furnishings	3,672	0.6%
Beauty and Cosmetics	3,493	0.6%
Entertainment Retail	2,323	0.4%
Apparel	2,016	0.3%
Miscellaneous	1,259	0.2%
Office Supplies	624	0.1%
Total Portfolio	$620,721	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 1.5% or greater of the Company’s total annualized base rent as of December 31, 2024:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent
Texas	$42,218	6.8%
Illinois	34,178	5.5%
Michigan	33,967	5.5%
North Carolina	32,412	5.2%
Florida	32,410	5.2%
Ohio	32,390	5.2%
Pennsylvania	28,539	4.6%
New York	28,134	4.5%
California	25,454	4.1%
Georgia	24,876	4.0%
New Jersey	23,877	3.8%
Wisconsin	18,122	2.9%
Missouri	17,365	2.8%
Mississippi	15,626	2.5%
South Carolina	15,597	2.5%
Virginia	15,463	2.5%
Louisiana	15,221	2.5%
Kansas	13,694	2.2%
Minnesota	13,620	2.2%
Connecticut	13,211	2.1%
Tennessee	12,098	1.9%
Massachusetts	11,654	1.9%
Indiana	11,543	1.9%
Alabama	11,091	1.8%
Oklahoma	9,452	1.5%
Other(2)	88,509	14.4%
Total Portfolio	$620,721	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 6 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 1.5% of Annualized Base Rent.

Capital Markets, Liquidity and Balance Sheet

Capital Markets

In October 2024, the Company completed a follow-on public offering of approximately 5.1 million shares of common stock, including the full exercise of the underwriters' option to purchase additional shares, in connection with forward sale agreements. Upon settlement, the offering is anticipated to raise net proceeds of approximately $368.0 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements. To date, the Company has not received any proceeds from the sale of shares of its common stock by the forward purchasers.

During the fourth quarter, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 0.7 million shares of common stock for net proceeds of $55.2 million. Additionally, the Company settled 3.7 million shares under existing forward sale agreements for net proceeds of $228.2 million.

The following table presents the Company’s outstanding forward equity offerings as of December 31, 2024:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q2 2024 ATM Forward Offerings	3,235,964	2,775,498	460,466	$167,006,999	$27,822,532
Q3 2024 ATM Forward Offerings	6,602,317	-	6,602,317	-	$468,814,372
Q4 2024 ATM Forward Offerings	739,013	-	739,013	-	$55,229,549
October 2024 Forward Offering	5,060,000	-	5,060,000	-	$368,042,642
Total Forward Equity Offerings	15,637,294	2,775,498	12,861,796	$167,006,999	$919,909,095

Liquidity

As of December 31, 2024, the Company had total liquidity of over $2.0 billion, which includes approximately $1.1 billion of availability under its Credit Facility, $919.9 million of outstanding forward equity, and $6.4 million of cash on hand. The Company’s $1.25 billion Credit Facility includes an accordion option that allows the Company to request additional lender commitments of up to a total of $2.0 billion.

Balance Sheet

As of December 31, 2024, the Company’s net debt to recurring EBITDA was 4.9 times. The Company’s proforma net debt to recurring EBITDA was 3.3 times when deducting the $919.9 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $2.8 billion as of December 31, 2024. The Company’s fixed charge coverage ratio was 4.4 times at year end.

The Company’s total debt to enterprise value was 26.6% as of December 31, 2024. Enterprise value is calculated as the sum of net debt, the liquidation value of the Company’s preferred stock, and the market value of the Company’s outstanding shares of common stock, assuming conversion of Operating Partnership (or “OP”) common units into common stock of the Company.

For the three months and twelve months ended December 31, 2024, the Company's fully diluted weighted-average shares outstanding were 104.7 million and 101.9 million, respectively. The basic weighted-average shares outstanding for the three and twelve months ended December 31, 2024 were 103.3 million and 101.1 million, respectively.

For the three and twelve months ended December 31, 2024, the Company's fully diluted weighted-average shares and units outstanding were 105.0 million and 102.2 million, respectively. The basic weighted-average shares and units outstanding for the three and twelve months ended December 31, 2024 were 103.7 million and 101.4 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of December 31, 2024, there were 347,619 Operating Partnership common units outstanding, and the Company held a 99.7% common interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Wednesday, February 12, 2025 at 9:00 AM ET. To participate in the conference call, please dial (800) 836-8184 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available via the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of December 31, 2024, the Company owned and operated a portfolio of 2,370 properties, located in all 50 states and containing approximately 48.8 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,”, “can”, “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements, including our updated 2025 guidance, are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, some of the most significant factors, include the potential adverse effect of ongoing worldwide economic uncertainties and increased inflation and interest rates on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which these conditions will impact the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of the macroeconomic environment. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices for occupied properties.

The Company defines the "all-in rate" as the interest rate that reflects the straight-line amortization of the terminated swap agreements and original issuance discount, as applicable.

References to “Core FFO” and “AFFO” in this press release are representative of Core FFO attributable to OP common unitholders and AFFO attributable to OP common unitholders. Detailed calculations for these measures are shown in the Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO table as “Core Funds From Operations – OP Common Unitholders” and “Adjusted Funds from Operations – OP Common Unitholders”.

###

Contact:

Peter Coughenour

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation

Consolidated Balance Sheet

($ in thousands, except share and per-share data)

(Unaudited)

	December 31, 2024	December 31, 2023
Assets:
Real Estate Investments:
Land	$2,514,167	$2,282,354
Buildings	5,412,564	4,861,692
Accumulated depreciation	(564,429)	(433,958)
Property under development	55,806	33,232
Net real estate investments	7,418,108	6,743,320
Real estate held for sale, net	-	3,642
Cash and cash equivalents	6,399	10,907
Cash held in escrows	-	3,617
Accounts receivable - tenants, net	106,416	82,954
Lease Intangibles, net of accumulated amortization of $461,419 and $360,061 at December 31, 2024 and December 31, 2023, respectively	864,937	854,088
Other assets, net	90,586	76,308
Total Assets	$8,486,446	$7,774,836

Liabilities:
Mortgage notes payable, net	42,210	42,811
Unsecured term loan, net	347,452	346,798
Senior unsecured notes, net	2,237,759	1,794,312
Unsecured revolving credit facility	158,000	227,000
Dividends and distributions payable	27,842	25,534
Accounts payable, accrued expenses, and other liabilities	116,273	101,401
Lease intangibles, net of accumulated amortization of $46,003 and $42,813 at December 31, 2024 and December 31, 2023, respectively	46,249	36,827
Total Liabilities	$2,975,785	$2,574,683

Equity:
Preferred Stock, $.0001 par value per share, 4,000,000 shares authorized, 7,000 shares Series A outstanding, at stated liquidation value of $25,000 per share, at December 31, 2024 and December 31, 2023	175,000	175,000
Common stock, $.0001 par value, 180,000,000 shares authorized, 107,248,705 and 100,519,355 shares issued and outstanding at December 31, 2024 and December 31, 2023, respectively	10	10
Additional paid-in-capital	5,765,582	5,354,120
Dividends in excess of net income	(470,622)	(346,473)
Accumulated other comprehensive income (loss)	40,076	16,554
Total Equity - Agree Realty Corporation	$5,510,046	$5,199,211
Non-controlling interest	615	942
Total Equity	$5,510,661	$5,200,153
Total Liabilities and Equity	$8,486,446	$7,774,836

Agree Realty Corporation

Consolidated Statements of Operations and Comprehensive Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Revenues
Rental Income	$160,683	$144,144	$616,822	$537,403
Other	51	21	273	92
Total Revenues	$160,734	$144,165	$617,095	$537,495

Operating Expenses
Real estate taxes	$13,525	$10,663	$46,882	$40,092
Property operating expenses	6,474	6,841	26,349	24,961
Land lease expense	367	412	1,618	1,664
General and administrative	8,897	8,701	37,233	34,788
Depreciation and amortization	56,566	47,257	206,987	176,277
Provision for impairment	-	2,665	7,224	7,175
Total Operating Expenses	$85,829	$76,539	$326,293	$284,957

Gain (loss) on sale of assets, net	406	1,550	11,508	1,849
Gain (loss) on involuntary conversion, net	24	-	(67)	-

Income from Operations	$75,335	$69,176	$302,243	$254,387

Other (Expense) Income
Interest expense, net	$(29,095)	$(22,371)	$(108,904)	$(81,119)
Income and other tax (expense) benefit	(1,075)	(709)	(4,306)	(2,910)
Other (expense) income	212	5	799	189

Net Income	$45,377	$46,101	$189,832	$170,547

Less net income attributable to non-controlling interest	138	146	635	588

Net Income Attributable to Agree Realty Corporation	$45,239	$45,955	$189,197	$169,959

Less Series A Preferred Stock Dividends	1,859	1,859	7,437	7,437

Net Income Attributable to Common Stockholders	$43,380	$44,096	$181,760	$162,522

Net Income Per Share Attributable to Common Stockholders
Basic	$0.42	$0.44	$1.79	$1.70
Diluted	$0.41	$0.44	$1.78	$1.70

Other Comprehensive Income
Net Income	$45,377	$46,101	$189,832	$170,547
Amortization of interest rate swaps	(738)	(630)	(2,781)	(2,519)
Change in fair value and settlement of interest rate swaps	22,428	(16,165)	26,383	(4,501)
Total Comprehensive Income (Loss)	67,067	29,306	213,434	163,527
Less comprehensive income attributable to non-controlling interest	211	88	715	565
Comprehensive Income Attributable to Agree Realty Corporation	$66,856	$29,218	$212,719	$162,962

Weighted Average Number of Common Shares Outstanding - Basic	103,336,203	100,279,279	101,099,252	95,191,409
Weighted Average Number of Common Shares Outstanding - Diluted	104,698,851	100,397,096	101,876,304	95,437,412

Agree Realty Corporation

Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO

($ in thousands, except share and per-share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net Income	$45,377	$46,101	$189,832	$170,547
Less Series A Preferred Stock Dividends	1,859	1,859	7,437	7,437
Net Income attributable to OP Common Unitholders	$43,518	$44,242	$182,395	$163,110
Depreciation of rental real estate assets	38,397	31,119	137,835	115,617
Amortization of lease intangibles - in-place leases and leasing costs	17,652	15,611	67,128	58,967
Provision for impairment	-	2,665	7,224	7,175
(Gain) loss on sale or involuntary conversion of assets, net	(430)	(1,550)	(11,441)	(1,849)
Funds from Operations - OP Common Unitholders	$99,137	$92,087	$383,141	$343,020
Amortization of above (below) market lease intangibles, net and assumed mortgage debt discount, net	8,434	7,564	33,571	33,430
Core Funds from Operations - OP Common Unitholders	$107,571	$99,651	$416,712	$376,450
Straight-line accrued rent	(3,036)	(3,200)	(12,711)	(12,142)
Stock based compensation expense	2,812	2,158	10,805	8,338
Amortization of financing costs and original issue discounts	1,629	1,186	5,988	4,403
Non-real estate depreciation	517	527	2,024	1,693
Adjusted Funds from Operations - OP Common Unitholders	$109,493	$100,322	$422,818	$378,742

Funds from Operations Per Common Share and OP Unit - Basic	$0.96	$0.92	$3.78	$3.59
Funds from Operations Per Common Share and OP Unit - Diluted	$0.94	$0.91	$3.75	$3.58

Core Funds from Operations Per Common Share and OP Unit - Basic	$1.04	$0.99	$4.11	$3.94
Core Funds from Operations Per Common Share and OP Unit - Diluted	$1.02	$0.99	$4.08	$3.93

Adjusted Funds from Operations Per Common Share and OP Unit - Basic	$1.06	$1.00	$4.17	$3.96
Adjusted Funds from Operations Per Common Share and OP Unit - Diluted	$1.04	$1.00	$4.14	$3.95

Weighted Average Number of Common Shares and OP Units Outstanding - Basic	103,683,822	100,626,898	101,446,871	95,539,028
Weighted Average Number of Common Shares and OP Units Outstanding – Diluted	105,046,470	100,744,715	102,223,923	95,785,031

Additional supplemental disclosure
Scheduled principal repayments	$246	$232	$963	$905
Capitalized interest	473	288	1,599	1,957
Capitalized building improvements	2,401	3,122	12,905	9,819

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)

The Company defines Core FFO as Nareit FFO with the addback of (i) noncash amortization of acquisition purchase price related to above- and below- market lease intangibles and discount on assumed debt and (ii) certain infrequently occurring items that reduce or increase net income in accordance with GAAP. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net-leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)

AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation

Reconciliation of Non-GAAP Financial Measures

($ in thousands, except share and per-share data)

(Unaudited)

Three months ended December 31,
2024
Mortgage notes payable, net	$42,210
Unsecured term loan, net	347,452
Senior unsecured notes, net	2,237,759
Unsecured revolving credit facility	158,000
Total Debt per the Consolidated Balance Sheet	$2,785,421
Unamortized debt issuance costs and discounts, net	26,483
Total Debt	$2,811,904

Cash and cash equivalents	(6,399)
Net Debt	$2,805,505

Anticipated Net Proceeds from Forward Equity Offerings	(919,909)
Proforma Net Debt	$1,885,596

Net Income	$45,377
Interest expense, net	29,095
Income and other tax expense	1,075
Depreciation of rental real estate assets	38,397
Amortization of lease intangibles - in-place leases and leasing costs	17,652
Non-real estate depreciation	517
(Gain) loss on sale or involuntary conversion of assets, net	(430)
EBITDAre	$131,683

Run-Rate Impact of Investment, Disposition and Leasing Activity	$4,055
Amortization of above (below) market lease intangibles, net	8,350
Recurring EBITDA	$144,088

Annualized Recurring EBITDA	$576,352

Total Debt per the Consolidated Balance Sheet to Annualized Net Income	15.5x

Net Debt to Recurring EBITDA	4.9x

Proforma Net Debt to Recurring EBITDA	3.3x

Non-GAAP Financial Measures

Total Debt and Net Debt

The Company defines Total Debt as debt per the consolidated balance sheet excluding unamortized debt issuance costs, original issue discounts and debt discounts. Net Debt is defined as Total Debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measures of Total Debt and Net Debt to be key supplemental measures of the Company's overall liquidity, capital structure and leverage because they provide industry analysts, lenders and investors useful information in understanding our financial condition. The Company's calculation of Total Debt and Net Debt may not be comparable to Total Debt and Net Debt reported by other REITs that interpret the definitions differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the Forward Offerings on the Company's capital structure, its future borrowing capacity, and its ability to service its debt.

Forward Offerings

The Company has 12,861,796 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $919.9 million based on the applicable forward sale price as of December 31, 2024. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the offerings by certain dates between June 2025 and June 2026.

EBITDAre

EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA

The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Annualized Net Income

Represents net income for the three months ended December 31, 2024, on an annualized basis.

Agree Realty Corporation

Rental Income

($ in thousands, except share and per share-data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Rental Income Source(1)
Minimum rents(2)	$147,839	$133,274	$568,961	$497,736
Percentage rents(2)	35	-	1,752	1,314
Operating cost reimbursement(2)	18,123	15,151	66,634	59,307
Straight-line rental adjustments(3)	3,036	3,200	12,711	12,142
Amortization of (above) below market lease intangibles(4)	(8,350)	(7,481)	(33,236)	(33,096)
Total Rental Income	$160,683	$144,144	$616,822	$537,403

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property.